Exhibit 99-3

VASCO Data Security International, Inc.

Q1 2012 VASCO Data Security International Earnings Conference Call

Edited Transcript

April 23, 2011 / 02:00PM GMT

CORPORATE PARTICIPANTS

T. Kendall Hunt VASCO Data Security International, Inc.—Founder, Chairman & CEO

Jochem Binst VASCO Data Security International—Director of Corporate Communications

Jan Valcke VASCO Data Security International, Inc.—President & COO

Cliff Bown VASCO Data Security International, Inc.—EVP & CFO

CONFERENCE CALL PARTICIPANTS

Brian Freed Wunderlich Securities—Analyst

Joe Maxa Dougherty & Co.—Analyst

PRESENTATION

Operator

  Ladies and gentlemen, thank you for standing by, and welcome to the VASCO Data Security International, Inc. Q1 2012 earnings conference call. During the presentation all participants will be in a listen-only mode. Afterwards, we will conduct a question-and-answer session. (Operator Instructions)

I would now like to turn the conference over to your host, T. Kendall Hunt, Founder, Chairman, and CEO. Please go ahead, sir.

T. Kendall Hunt —VASCO Data Security International, Inc.—Founder, Chairman & CEO

  Thank you, operator. Good morning, everyone. For those listening in from Europe, good afternoon, and from Asia, good evening. My name is Ken Hunt and I am the Chairman, Founder and CEO of VASCO Data Security International, Inc. On the call with me today are Jan Valcke, our President and Chief Operating Officer, and Cliff Bown, our EVP and Chief Financial Officer.

Before we begin the conference call I would like Jochem Binst, VASCO’s Director of Corporate Communications to brief all of you on forward-looking statements.

Jochem Binst —VASCO Data Security International—Director of Corporate Communications

  Thank you, Ken. Ladies and gentlemen, statements made in this conference call that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as believes, anticipates, plans, expects and similar words is forward-looking and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements. I direct your attention to the Company’s filings with the US Securities and Exchange Commission for a discussion of such risks and uncertainties in this regard.

At this time, I would turn the call back over to Ken.

T. Kendall Hunt —VASCO Data Security International, Inc.—Founder, Chairman & CEO

  Thank you, Jochem. Today we are going to review the results for first quarter 2012. As always, we will host a question-and-answer session after the conclusion of management’s prepared remarks. If possible, I’d like to budget one hour total for this conference call. If you can limit your questions to one or two, it would be appreciated.

Q1 revenues were generally lower than we expected due to the timing of receipt of new orders and production delays associated with the Chinese New Year. The outlook for the full-year 2012, however, continues to be strong and on track with our previous expectations. We continue to believe that 2012 will be a year in which we fortify and enhance our strong position in our core business, while we develop the market for our DIGIPASS as a Service business line.

Revenue from continuing operations for Q1 2012 was $32.3 million, a decrease of 11% compared to the first quarter of 2011. Q1 2012 was our 37th consecutive positive quarter in terms of operating income.

Our gross profit for the quarter was approximately 68% of revenue. Our operating income from continuing operations was approximately 7% of revenue for the quarter. At March 31, 2012, our net cash balance was $93.4 million, an increase of $8.9 million over our balance at December 31, 2011 and we had $112.7 million in working capital. This strong cash position and our strong balance sheet is an important tool to support VASCO’s future growth.

For 2012, we have two important priorities;

1. As I stated before, to fortify and enhance the strong position in our core business.

2. To develop our services business.

The first stage was the deployment of DIGIPASS as a Service, a hosted authentication platform that allows companies to outsource their authentication needs to VASCO.

On March 6th VASCO launched the second step in its DIGIPASS as a Service strategy with a new services program for web application providers and website owners. Our objective in this step was to reach out to ASPs that offer web-based services to businesses and consumers to allow them to integrate our MYDIGIPASS.COM button on their websites at no cost. The button would allow the users of the ASP sites to activate and use our one-time password technology to secure their login to the site.

Our focus in this step is on ASPs that provide a service to their customers, either businesses (B2B) or consumers (B2C) on a paid basis. We plan to offer a similar opportunity to ASPs that provide free services to consumers in the future. The response to our offer has been strong and Jan will comment shortly on the response today.

On April 23rd at Infosecurity Europe in London, VASCO took the next step in our strategy. We sponsored a well attended press conference to announce that MYDIGIPASS.COM was now available for customers of the B2B and B2C sites that have integrated our button on their site. Customers of each of these sites can now have free secure single sign-on access to all of these websites to which they have a subscription using our strong two-factor authentication.

In this model, the DIGIPASS client device and use of our services platform is free to the user of the application.

We expect the ASP to pay a membership fee that will include a certain number of activations and secure log-ins. Website owners will be able to choose between different levels of memberships and related fees. Each level of membership will be based on a specified number of users that can be activated or enrolled to use MYDIGIPASS.COM and a specified number of secure log-ins per year. ASPs will also be able to upgrade the level of security needed to access their site using our premium services. Premium services will include, but not be limited to the use of electronic signatures, digital signatures and branded authentication devices for its customers.

At the press conference, we also identified the first group of websites that have already or are in the process of integrating MYDIGIPASS.COM into their log-in process. We are very excited about the response to MYDIGIPASS.COM and we’ll keep you posted on future developments.

Let me share with you a couple of examples of application websites that have implemented MYDIGIPASS.COM.

1. US company, Social iQ Networks has developed a software-as-a-service or SaaS solution that helps to discover, optimize and protect infrastructures of social accounts for some of the world’s leading enterprises. As more and more existing and new infrastructures become external and cloud-based, it is important that enterprises look for solutions that incorporate real enterprise security needs like strong authentication.

Social iQ Networks prides itself on setting an example by providing an enterprise-grade solution with best-in-class security and having two-factor authentication built in with MYDIGIPASS.COM as a key part of that.

2. WhitepaperCentral.com is an online lead generation platform on which companies can publish papers, mainly from the IT sector, marketing health care and finance. These papers can be downloaded by professionals in these sectors. WhitepaperCentral was looking for a credible solution for their users to log securely on to their B2B platform. They selected MYDIGIPASS.COM in order to offer their users a secure means to communicate with their databases on a worldwide basis.

In 2012, we will build our presence in the strong authentication services field. We will concentrate on building a critical mass of MYDIGIPASS.COM enabled websites and activated end users. We believe that we will generate the first substantial revenue for our services offering in 2013.

We can also confirm that our intake new orders for our core business continues to be strong. New orders received in the first quarter of 2012 were higher than any previous first quarter in our history. This illustrates the strength of our robust core business. Although the revenue in Q1 2012 was a bit less than we expected, we are convinced that Q2 will be seasonally strong.

Over the past three years, we have invested in people, infrastructure and technology. We saw the return on that investment with the results of 2011. Longer term, we believe that we are on track for a period of strong and sustainable growth. We are tackling the new services market aggressively and we are pleased with the initial results. We are convinced that our strategies are right and will prove to be beneficial for all our stakeholders.

At this time, I’d like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer.

Jan Valcke —VASCO Data Security International, Inc.—President & COO

  Thank you, Ken. Ladies and gentlemen, as Ken already said, Q1 2012 was not the best quarter in VASCO’s history, but there are very encouraging signs for the future.

First, we see that the order intake in Q1 2012 is the strongest of any Q1 in our history. We are very pleased to see the strong performance of our non-banking markets, both our Enterprise and Application Security markets are doing well. Our decision to introduce a direct touch model for large deals in a number of verticals is working.

In Banking, we see that the order intake stays strong. While the first quarter of 2012 was affected by certain external factors, we are optimistic about the future of our banking market. External factors include the Chinese New Year that traditionally affects the manufacturing capabilities of our factories in China during Q1. Also the timing of large new deals can affect quarterly results. We do not believe that any macroeconomic factor, including the sovereign debt crises is currently having a significant negative impact on our banking business.

We believe that Q1 2012 demonstrate the value of our business mix. The strength of our non-banking market combined with temporary lumpiness of our banking business result in VASCO’s 37th consecutive profitable quarter.

We are also encouraged by the launch of MYDIGIPASS.COM, as noted earlier by Ken, our consumer facing authentication service is off to a good start. We have gotten a strong response to our free services program from web application providers and our website owners. We have more than 100 websites that are currently testing, integrating, and/or using the MYDIGIPASS.COM button.

In 2012, we are focused on creating a critical mass of MYDIGIPASS.COM enabled websites and activated end-users. Also and importantly, we were focused on our service business without neglecting our traditional core business. Our core business provide us with the necessary resources to build our services business. The combination of our core business and our services strategy brings virtually every web application into VASCO’s reach. We are determined to use this competitive advantage to the max.

VASCO’s innovative approach of authentication didn’t end with MYDIGIPASS.COM. During the first quarter of 2012, we have launched several groundbreaking new products including;

The DIGIPASS 837, our first acoustic smart card reader. This smart card reader is exceptionally easy to use, thanks to its innovative acoustic feature that facilitates data transfers from the computer to the reader in an instant. DIGIPASS 837 is VASCO’s first acoustic smart card reader combining one-time password and electronic signature functionality.

The DIGIPASS 737, an optical e-signature device. The DIGIPASS 737 is an authentication device that offers adaptive signing and what you see is what you sign capability. DIGIPASS 737 has outstanding user acceptance, thanks to its optical interface, which facilitates data transfer during transaction signing. The device eliminates the use of paper-based TAN lists and adds an additional security layer to the bank’s infrastructure. It is an authentication solution that is perfectly suited for the German market, but it can effortlessly be localized for deployment worldwide.

Adding optical and acoustic capabilities to our DIGIPASS client authenticators is an important addition to our range of user interfaces. As you know, security is always a trade-off between pure security, ease of use and total cost of ownership. In this case, we drastically enhance the ease of use of high security e-signature devices.

These innovations and others are the result of our continued investments in people, know-how and infrastructure during the last couple of years. Those investments are starting to bear fruit. We are convinced that they are the harbinger of VASCO’s future success.

I will now turn the call back to Ken.

T. Kendall Hunt —VASCO Data Security International, Inc.—Founder, Chairman & CEO

  Thank you, Jan. At this time, I’d like to introduce Cliff Bown VASCO’s EVP and Chief Financial Officer. Cliff?

Cliff Bown —VASCO Data Security International, Inc.—EVP & CFO

  Thank you, Ken, and welcome to everyone on the call. As an overall comment to the discussion today, please note that the numbers being referenced today for the first quarter of 2011 have all been restated to reflect the results of DigiNotar for the first quarter of 2011 as a discontinued operation.

As noted earlier by Ken, revenues for the first quarter of 2012 were $32.3 million, a decrease of $3.8 million or 11% from the first quarter of 2011. The decrease in revenue for the first quarter reflected an 18% decrease from the Banking market and a 29% increase from the Enterprise and Application Security market. The distribution of our revenue in the first quarter of 2012 between our two primary markets was approximately 77% from the Banking market and 23% from the Enterprise and Application Security market. In the first quarter of 2011, approximately 84% came from the Banking market and 16% came from the Enterprise and Application Security market.

The geographic distribution of our revenue in the first quarter 2012 was approximately 60% from EMEA, 9% from the United States, 20% from Asia and the remaining 11% from other countries. For the first quarter of 2011, 73% of our revenues was from EMEA, 6% was from the United States, 7% from Asia and 14% was from other countries. The decline in Banking revenue, as a percentage of total revenue and the decline in the percentage of revenue coming from both EMEA and other countries in 2012 compared to 2011 reflect the fact that we had large orders from Banking customers in the first quarter of 2011 in both regions that were not replaced by orders of a similar size in the first quarter of 2012.

Gross profit as a percentage of revenue or gross margin for the first quarter 2012 was approximately 68% and compares to 63% for the first quarter of 2011. The improvement in gross margin is primarily related to an increase in the percentage of our revenues that came from the Enterprise Application Security market, an increase in the percentage of revenue that came from non-hardware revenue as a percentage of total revenue and a decrease in non-product related cost of goods sold.

As mentioned in previous calls, revenues from our Enterprise and Application Security market generally have margins that are 20 to 30 percentage points higher than the Banking market. Similarly non-hardware revenue has margins that are substantially higher than the hardware-related revenues.

As noted earlier, the percentage of our revenue that came from the Enterprise and Application Security market increased from 16% in the first quarter of 2011 to 23% in the first quarter of 2012. The percentage of total revenue that came from non-hardware products increased from 21% in the first quarter of 2011 to 29% in the first quarter of 2012.

Charges to cost of goods sold that are not directly related to the manufacture of product, which include but are not limited to, freight charges, inventory write-downs, the cost of labels and other components that are not valued as part of inventory were lower in the first quarter of 2012 than in the first quarter of 2011.

We estimate that non-product related costs were approximately 5% of revenue in the first quarter of 2012, compared to 8% of revenue in the first quarter of 2011. The reduction in cost primarily reflects lower freight charges in the first quarter of 2012 compared to the first quarter of 2011. In the first quarter of 2011, we used more higher cost expedited shipments to ensure that we met our delivery commitments to customers in the first quarter of 2011.

Operating expenses for the three months ended March 31st 2012 were $19.7 million, an increase of $1.2 million or 7% from the quarter ended March 31st 2011. The increase in consolidated operating expenses was primarily related to a 5% increase in our average headcount and an increase in cost associated with our stock-based incentive plans of approximately $0.5 million. Operating expenses reflected an increase of $0.4 million or 4% in sales and marketing and an increase of $0.9 million or 23% in research and development. There was no significant change in general and administrative expense or in the amortization of purchased intangible assets in the first quarter of 2012 when compared to the first quarter in 2011.

Operating income for the first quarter of 2012 was $2.2 million, a decrease of $2 million or 47% from the first quarter of 2011. Operating income as a percent of revenue or operating margin was 7% for the first quarter of 2012, compared to 12% for the first quarter of 2011.

The Company reported income tax expense of $530,000 for the first quarter of 2012, compared to $942,000 for the first quarter of 2011. The decline in tax expense was attributed to a decline in pre-tax earnings as the effective tax rate was 21% in both the first quarter of 2012 and 2011.

We expect the tax rate may be volatile in future periods as changes in the geographic locations of earnings will be taxed at substantially different rates. We expect that changes in the pre-tax incomes in territories where our US subsidiary owns their intellectual property rights will be taxed at a rate approximating the US statutory rate while changes in pre-tax income in territories where our Swiss subsidiary owns the intellectual property will be taxed at rates varying from 8% to 34%.

The makeup of our workforce at March 31, 2012 was 363 people worldwide with 171 in sales, marketing, customer support and operations, 137 in research and development and 55 in general and administrative. The average headcount for the first quarter of 2012 was 361 persons, which is 5% higher than the average headcount for the first quarter of 2011 of 345 persons.

Our balance sheet continued to show strength of our operations. Our net cash balance at March 31, 2012 was $93.4 million, an increase of $8.9 million or 11% from December 31, 2011 and our working capital at March 31, 2012 was $112.7 million, an increase of $4.1 million or 4% from December 31, 2011. We had no debt outstanding at either March 31, 2012 or December 31, 2011.

Thank you for your attention. I’d now like to turn the call back to Ken.

T. Kendall Hunt —VASCO Data Security International, Inc.—Founder, Chairman & CEO

  Thank you, Cliff. All in all, I think, Q1 was a respectable quarter with a profit and good positive cash flow. Impacting first quarter results were the very strong fourth quarter of 2011, driven by the demand of our customers to ship before year end, the timing of new orders received during the quarter and Chinese New Year.

On the bright side, our order intake of new orders during the quarter was the strongest of any Q1 in our history, signaling we believe, a rebuilding of the momentum from 2011 and a signal that business is strong.

Now guidance. We are reaffirming the guidance that we gave during the last conference call.

Revenue for 2012 is expected to be $175 million or more, and

Operating income as a percentage of revenue, excluding the amortization of purchased intangible assets for full-year 2012 is projected to be in the range of 13% to 16%.

This concludes our presentations today, and we’ll now open the call for questions. As I mentioned earlier, as a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question, plus a follow-up. If you have additional questions please get back into the queue. Operator?

QUESTION AND ANSWER

Operator

  Thank you. (Operator Instructions) Brian Freed, Wunderlich Securities. Please proceed with your question.

Brian Freed —Wunderlich Securities—Analyst

Good morning and thanks for taking my question.

T. Kendall Hunt —VASCO Data Security International, Inc.—Founder, Chairman & CEO

Hi, Brian.

Brian Freed —Wunderlich Securities—Analyst

  I guess the key question is, we’re looking forward at your guidance, entering the year your backlog was down substantively from the level it was entering 2011. And you were optimistic you could kind of make up some of the turns business in Q1. If you look into Q2 and I know you don’t typically give a backlog number specifically intra-year, but is your backlog entering Q2 of 2012 — how does that stand relative to the backlog entering Q2 of 2011?

Cliff Bown —VASCO Data Security International, Inc.—EVP & CFO

  Brian, it’s Cliff. You’re right, we don’t disclose those numbers. But the message that we’re trying to convey is that with the particularly strong order intake in the first quarter that the gap that you’re referring to is diminishing, which is why we’re giving the guidance that we gave or reaffirming the guidance that we gave at the beginning of the year, that we expect revenues of $175 million or more.

So, without giving specific numbers, we want to convey, through our prepared remarks and this response, that we believe, over the course of the year, that the new business coming in, in 2012 will make up for that shortfall in opening backlog.

Brian Freed —Wunderlich Securities—Analyst

Okay. I’ll jump back in queue.

Operator

Joe Maxa, Dougherty & Company.

Joe Maxa —Dougherty & Co.—Analyst

  Thank you. On that same line you did talk about Q2 expecting to be seasonally strong, but as it was I believe last year, should we expect revenues given the bit of shortfall in Q1 to be up year-over-year in the second quarter?

Cliff Bown —VASCO Data Security International, Inc.—EVP & CFO

  I would say, yes Joe. When you look at the full-year guidance, the question is going to come down to, at what point, in which quarter of 2012, do we make up for the shortfall from Q1. I think you start to see that in Q2 and as it plays out through the rest of the year. We obviously don’t have all of the orders in-house that we expect to book for this year. We’ll have to see what that order flow is and what the timing of shipments will be.

Within the senior management team we’ve talked extensively about orders that are in pipeline and the timing of when those orders may be converted or those opportunities that are in the pipeline are converted to real orders will sort of dictate the flow in the subsequent quarters of 2012.

T. Kendall Hunt —VASCO Data Security International, Inc.—Founder, Chairman & CEO

  Joe, maybe it’s helpful to talk about what order intake really means. Order intake in VASCO’s case means that we have accepted a firm purchase order from a customer and it could be a 12-month purchase order with four call offs or four different shipments throughout the 12-month period. We don’t have, except for the enterprise business, we don’t have goods or inventory sitting in a warehouse ready to ship much of our business and it’s part of our uniqueness and our competitiveness is the ability to create customized product for the customer, for the banking customer or the gaming customer or others.

So when we get an order and then place that order on a manufacturing partner in China, there is a certain lag time before that order is actually going to be delivered to the customer. We are staying true to our economic roots. And so, unless the customer is willing to pay for expedited shipment, once the product is manufactured, it goes on a boat and is shipped to a centralized point and then distributed to the customer. So when we talk about order intake being strong in the first quarter, you’re not seeing a lot of the results in the first quarter, you’ll see it in following quarters, subsequent quarters.

Joe Maxa — Dougherty & Co.—Analyst

  Okay, very good. And then on that same topic. So, clearly you feel pretty confident based on your order intake projecting revenue being up year-over-year Q2 or do you need — can I ask what percent of that number basically do you have high visibility and how much more do you need to close in order to hit those numbers?

Cliff Bown —VASCO Data Security International, Inc.—EVP & CFO

  Well, we, again, Joe, can’t go into specific numbers that are there. That would then lead us back to the specific guidance. I know you followed us for many years and earlier in the periods we were giving the amount of orders, firm orders that we had on the books that were scheduled to ship in the quarter, but we’ve gone away from that and at this point we don’t want to revisit that approach.

So suffice it to say that we’re very pleased with the order intake in Q1, the continuing volume in Q2 and the pipeline in Q2. And we expect that it will result in a Q2, 2012 better than what we had in the second quarter of 2011.

Joe Maxa —Dougherty & Co.—Analyst

  Okay and just as a separate topic, hopefully this is question number two, but the production delays in — associated with the Chinese New Year, was that larger than you had anticipated going into the quarter?

T. Kendall Hunt —VASCO Data Security International, Inc.—Founder, Chairman & CEO

Jan, why don’t you address that?

Jan Valcke — VASCO Data Security International, Inc.—President & COO

  Yes. It was a little bit larger. China has changed a bit during the last year and typically the Chinese New Year couple of years ago was only a couple of days, today it is two weeks and even a little bit more because our labor forces are not always coming back after those two weeks of vacation. So we can take a little bit longer before the whole workforce is back from their villages to continue their job at the factories. So it was a little bit longer than expected. Yes.

Joe Maxa —Dougherty & Co.—Analyst

All right. Thank you. I’ll jump in the queue.

Operator

Brian Freed, Wunderlich Securities.

Brian Freed —Wunderlich Securities—Analyst

  Great. So, a couple of quick ones. So, as you look at the rollout of DIGIPASS as a Service, the infrastructure looks great. We are playing around with it earlier this week, but to-date you don’t have any tier-1 consumer websites signed up, at least not US-centric consumer websites. Can you talk a little about your objectives for rolling that out and also what types of metrics you might be able to provide on an ongoing basis that would give us a sense of the success of that project?

T. Kendall Hunt —VASCO Data Security International, Inc.—Founder, Chairman & CEO

Jan, please address that.

Jan Valcke —VASCO Data Security International, Inc.—President & COO

  Yes, thank you. So tactically speaking, as we launched the DIGIPASS as a Service with the front-end MYDIGIPASS.COM for the web builders from all the technical companies on March the 6th at CeBIT. This announcement was really to open the market for those who wanted to develop very fast shift to MYDIGIPASS.COM button. At that stage, we launched two websites. We launched a developer’s website where websites could develop on their own or starting to develop and at the end of the day receiving our live key for that MYDIGIPASS.COM button. The second website that we’ve launched at that date was a website to do the testing. So basically a website for programming, a website for testing, receiving a live key and then you’re all set. That was on March 6.

The beginning of this week, we launched really the MYDIGIPASS.COM principle to the whole market. Tactically speaking what does that mean? We go first for a quantity of websites. We have already received more than 100 websites that started to do the development of this 100 plus websites that started the development in this couple of weeks that we have launched it basically, already 26 are live.

Now, tactically speaking, we go first to the smaller ones, then to the medium ones and then to the large ones. That is the way it works. So today we are rather at the smaller ones. We can call them the B2B website. Typically they have 500 customers to 100 to 200,000 customers. Later on this quarter and we started already of course to prospect that, we are going to the websites now who has a million to 10 million customers and later on this quarter at the end of this quarter, beginning of July, we will do presentations to the large B2C websites. That’s bit about the timing. I hope that answers your question.

Brian Freed —Wunderlich Securities—Analyst

  It does. And are there any metrics that you guys would look to provide on an ongoing basis that would give us some sense into the ongoing progress of DIGIPASS as a Service?

T. Kendall Hunt —VASCO Data Security International, Inc.—Founder, Chairman & CEO

  Brian, this is Ken. I can tell you that this has a very high priority within VASCO. The named executive officers, that’s Cliff, myself and Jan and a core group of managers are all highly incented to achieve a couple of metrics, but I cannot share that with you, but it’s a certain number of activated users, and it’s a certain amount of purchase orders or order intake that we will receive this year.

Brian Freed —Wunderlich Securities—Analyst

  Okay, okay. And then, my second question, you talked a little bit about the Chinese New Year, the expedited shipment and as you look at sort of the timing of deals and the quarter-to-date trends, so month-to-date in April, can you talk a little bit about how April has trended? And did you see some catch up from some of the deals you thought would have initially closed in the March quarter?

T. Kendall Hunt —VASCO Data Security International, Inc.—Founder, Chairman & CEO

Jan, you can address that?

Jan Valcke —VASCO Data Security International, Inc.—President & COO

  Yes. Well, what typically is that deployments are going on all over the year. It is sometimes the timing that makes it a good or a better quarter, but I can assure you, first of all, there is no problems with our Chinese manufacturers. It is what Ken mentioned already before. It was the huge amount of deployment that we did in the fourth quarter that basically gives us a weak first quarter together with a longer than expected close of our factories during the Chinese New Year. But for the moment the deployments are going very well, we do not have complaints of customers. And, yes, that’s all about is to serve our customers on time.

Brian Freed —Wunderlich Securities—Analyst

  Okay, and then catch up in terms of trends, quarter-to-date is the, some of those deals catch up and close already.

Jan Valcke —VASCO Data Security International, Inc.—President & COO

I’m sorry, I didn’t hear the question.

Brian Freed —Wunderlich Securities—Analyst

  So, some of the larger deals that you initially expected to close on March, have you seen those — a better than average April, have close rates being particularly good as you caught up on some of those deals?

T. Kendall Hunt —VASCO Data Security International, Inc.—Founder, Chairman & CEO

  Brian, we’re trying to answer that question with the description of order intake and backlog. Order intake is up, the backlog gap that, Cliff, mentioned before, the difference between the total backlog this year and total backlog last year, the difference is diminishing. So indeed the business is getting stronger every month.

Brian Freed —Wunderlich Securities—Analyst

  Right. And I understand that. I guess what I’m trying to hone in on is order intake, that’s kind of a 12-month backlog. So I was just wondering if April had been a little better than you anticipated given this March quarter was a little softer.

Cliff Bown —VASCO Data Security International, Inc.—EVP & CFO

  I don’t have that data. Jan, do you have any general data to see that April order intake to-date continuing as strong as the first quarter?

Jan Valcke —VASCO Data Security International, Inc.—President & COO

  I’m sorry, I don’t think, the question is about the order intake, the question is more, you need to see it. It’s not an order, by consequent is not always a 12-month deployment, could be a one month, a three-month deployment there is not such a thing as a classical order.

Brian Freed —Wunderlich Securities—Analyst

Correct, I’m wondering of shipments quarter-to-date in April —

Jan Valcke —VASCO Data Security International, Inc.—President & COO

Shipments are —

Brian Freed —Wunderlich Securities—Analyst

—are better than you would have expected.

Jan Valcke —VASCO Data Security International, Inc.—President & COO

  Well, I think the shipments are going on, on the right way. There is no problems today with shipments. That gives you an answer on the question. Because I, honestly I don’t understand very well the question.

Brian Freed —Wunderlich Securities—Analyst

  Since revenue was lighter than expected in March, I’m wondering if revenue in the month of April is a little better than you expected, if you’re already seeing some of the catch up.

Jan Valcke —VASCO Data Security International, Inc.—President & COO

  Yes, I think, we’ve said enough about the catch up that we did through the order intake. Order intake is automatically sales in the future. But I cannot comment on short-term sales or deliveries.

Brian Freed —Wunderlich Securities—Analyst

Okay, thanks.

Operator

(Operator Instructions) Joe Maxa, Dougherty & Company.

Joe Maxa —Dougherty & Co.—Analyst

  Yes, hi. Thank you. The large deals in the pipeline that you have, I guess, last quarter, you indicated that your guidance didn’t include any of these large deals. And I’m thinking that’s $10 million plus. Is that still the same thought process now or have some of these come into that pipeline that you’re including, how should we think about it?

T. Kendall Hunt —VASCO Data Security International, Inc.—Founder, Chairman & CEO

  Well, I’d say the way we track this is, as we’ve talked about for a couple of years now, RFPs continue to be strong. Some of those RFPs are larger deals. We can’t control when they close, but RFPs are still strong. I think that’s really all we can say about it.

Joe Maxa —Dougherty & Co.—Analyst

  And you had big deals in the government in the past or in various governments, are some of these big deals government customers or is it pretty much all banking?

T. Kendall Hunt —VASCO Data Security International, Inc.—Founder, Chairman & CEO

  The larger deals are banking deals. Some of the larger deals are gaming deals. Those are the larger transactions from the banking and the gaming sector.

Joe Maxa —Dougherty & Co.—Analyst

  Okay, understood. And then back on the DIGIPASS as a Service. Can you just kind of walk through your revenue model, your business model over the whole spectrum there again?

T. Kendall Hunt —VASCO Data Security International, Inc.—Founder, Chairman & CEO

  The revenue model is pretty straightforward. And if you look at the websites or the application websites that are offering an application that customers pay a subscription for, subscription fee for, the website owner would integrate our — MYDIGIPASS.COM button on their website. They would pay for a bundle of activation codes and they’d pay for a bundle of application, let’s call them, clicks. And in that case, their customers, their users would use the authentication for free, but really they’re paying for it in the subscription that they pay the application website.

Further down the road, as we work with websites that have consumers and there is a — there is no fee, it’s a free service, our plan is to partner with those websites, install the MYDIGIPASS.COM bottom and have our partner that website offer the strong authentication through their partner at VASCO. And in that case, we’d be selling the application, excuse me the activation we’d be selling to the consumers and we’d be selling authentication clicks to the consumer.

Joe Maxa —Dougherty & Co.—Analyst

  I see. Okay. That clears that up. For the meantime, thank you.

T. Kendall Hunt —VASCO Data Security International, Inc.—Founder, Chairman & CEO

Welcome.

Operator

  Mr. Hunt, there are no further questions at this time.

T. Kendall Hunt —VASCO Data Security International, Inc.—Founder, Chairman & CEO

  All right. Very good. Well, ladies and gentlemen, thanks for joining us on the call today and as always, I want to thank VASCO’s staff and loyal personnel around the world for their contributions and everybody have a nice day.

Operator

  Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines.